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                    January 26, 2023

       Louis Ferraro
       Chief Financial Officer
       Synchronoss Technologies, Inc.
       200 Crossing Boulevard, 3rd Floor
       Bridgewater, New Jersey 08807

                                                        Re: Syncrhronoss
Technologies, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-40574

       Dear Louis Ferraro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology